Exhibit 99.1

Socket Mobile Reports Third Quarter Revenue Growth and Profitability

NEWARK, Calif., – October 23, 2014 - Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity products, today reported financial results for its third quarter ended September 30, 2014.

Revenue for the third quarter of 2014 was $4.9 million, an increase of 50 percent compared to revenue of $3.3 million for the same quarter a year ago and an increase of 12 percent compared to revenue of $4.4 million in the immediately preceding quarter. Net income for the third quarter of 2014 was $431,000, or $0.09 per share, compared to a net loss of $321,000, or a loss of $0.07 per share, in the third quarter of 2013 and net income of $93,000, or $0.02 per share, in the immediately preceding quarter.

Operating expenses for the third quarter of 2014 were $1.6 million, an increase of 10 percent from operating expenses of $1.5 million for the same quarter a year ago and flat with operating expenses of $1.6 million in the immediately preceding quarter.

For the nine months ended September 30, 2014, revenue was $13.1 million, compared to revenue of $12.0 million in the year ago period. Net income for the nine months ended September 30, 2014 was $453,000, or $0.09 per share, compared to a net loss of $0.2 million, or a loss of $0.04 per share for the same period one year ago.

Cash and cash equivalents were $0.7 million at September 30, 2014 compared to $0.6 million at December 31, 2013.

Kevin Mills, president and chief executive officer, commented, “Our cordless barcode scanning revenue in the third quarter of 2014 increased 80 percent year over year, driven by our base of over 1,000 software application developers registered to add our barcode scanners to their mobile point of sale and mobile commercial service applications for use with Apple, Android and Windows smartphones and tablets.

“We continue to focus on bringing new innovative products to market that address the requirements of our customers and expand and improve our family of barcode scanning products. Our cordless barcode scanners are ergonomically designed for ease of use while walking around and are available for linear imager scanning, linear laser barcode scanning and 2D barcode scanning. These scanners all connect to a smartphone or tablet over Bluetooth and do not need connecting wires. Socket offers standard products in five vibrant colors and ruggedized products where more durable scanners are needed. Our 7-Series models are designed as stand-alone handheld barcode scanners and our 8-Series models are designed to be attached to the back of a smartphone for single handed barcode scanning. All of our products use the same SocketScan software and may be used with an application without requiring a software change or different version of the application, making it easy for the developer and the customer to accommodate a variety of barcode scanners with the same application. Our SocketScan software enables customers to scan rapidly and accurately, and to edit and direct the scanned data into an application of choice.

“Our recently released QX Stand complements our CHS 7Qi and 7Xi scanners and is designed for a retail environment. As part of a mobile point of sale solution, the Stand provides customers a secure and convenient scanning and charging location and also features a quick release for effortless switching to mobile scanning mode.

“We remain focused on building on our leadership position in the cordless hand scanning market, and with our broad range of innovative mobile solutions, we believe Socket is well positioned to capitalize on the significant potential for further growth in the mobile applications markets,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 PM Pacific, (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Conference ID is 13592730#. The call will also be carried live and available via replay through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail POS, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones; durable handheld computers and accessories; and OEM solutions for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Investor Relations Contact:	Socket Mobile Investor Contact:
Todd Kehrli / Jim Byers	David Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket and SoMo are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2014, Socket Mobile,Inc. All rights reserved.

Financial tables follow.

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended September 30,				Nine months ended September 30,
	2014		2013		2014	2013
Revenue		$4,922	$3,292		$13,108	$11,992
Cost of revenue		2,778	2,009		7,440	7,197
Gross profit		2,144	1,283		5,668	4,795
Gross profit percent		44%	39%		43%	40%
Research and development		612	578		1,752	1,697
Sales and marketing		545	499		1,548	1,643
General and administrative		467	395		1,500	1,305
Total operating expenses		1,624	1,472		4,800	4,645
Interest expense, net		81	124		391	329
Deferred tax provision		8	8		24	24
Net income (loss)		$431	$(321)		$453	$(203)
Net income (loss) per share: Basic Diluted	$ $	0.09 0.08	(0.07 (0.07	) )	$0.09 $0.09	$ (0.04 $ (0.04	) )
Weighted average shares outstanding: Basic Diluted		4,935 5,417	4,867 4,867		4,916 5,100	4,864 4,864

Reconciliation of GAAP Net Income (Loss) to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net income (loss) GAAP	$431	$(321)	$453	$(203)
Interest expense, net	81	124	392	329
Deferred income tax expense	8	8	24	24
Depreciation	43	56	166	159
Amortization of intangibles	0	15	30	45
Stock option compensation expense	49	51	152	202
Net income (loss) EBITDA	$612	$(67)	$1,217	$556

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2014 (Unaudited)	December 31, 2013*
Cash	$740	$606
Accounts receivable	1,718	1,427
Inventories	866	1,105
Other current assets	113	94
Property and equipment, net	248	295
Goodwill	4,427	4,427
Intangible technology	0	30
Other assets	117	118
Total assets	$8,229	$8,102
Accounts payable and accrued liabilities	$3,510	$4,070
Bank line of credit	816	764
Notes payable	1,514	1,463
Deferred income on shipments to distributors	867	1,006
Deferred service revenue	227	267
Other liabilities	435	399
Common stock	61,530	61,256
Accumulated deficit	(60,670)	(61,123)
Total Liabilities and Equity	$8,229	$8,102

*Derived from audited financial statements.

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